As filed with the Securities and Exchange Commission on April 27, 2021.

Registration No. 333-255319

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gyroscope Therapeutics Holdings Limited1

(Exact name of Registrant as specified in its charter)

England and Wales	2836	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Stevenage Bioscience Catalyst

Gunnels Wood Road

Stevenage, Hertfordshire, SG1 2FX

United Kingdom + 44 (0)1438 906770

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gyroscope USA, Inc.

2200 Renaissance Boulevard, Suite 410

King of Prussia, PA 19406

(267) 523-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Yasin Keshvargar Richard D. Truesdell, Jr. Marcel R. Fausten Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000	Dan Hirschovits Davis Polk & Wardwell London LLP 5 Aldermanbury Square London EC2V 7HR United Kingdom +44 20 7418 1300	Claire Keast-Butler Cooley (UK) LLP Dashwood 69 Old Broad Street London EC2M 1QS United Kingdom +44 20 7583 4055	Eric Blanchard Richard Segal Divakar Gupta Cooley LLP 55 Hudson Yards New York, NY 10001 (212) 479-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)(3)
Ordinary shares, nominal value £0.005 per share(4)	$100,000,000	$10,910

(1)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the aggregate offering price of additional ordinary shares represented by American Depositary Shares, or ADSs, that are issuable upon exercise of the underwriters’ option to purchase additional shares.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.
(3)	Previously paid.
(4)

These ordinary shares are represented by ADSs, each of which represents one ordinary share of the registrant. ADSs issuable upon deposit of the ordinary shares registered hereby are being registered pursuant to a separate registration statement on Form F-6 (File No. 333-            ).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

[1]

We have submitted an application to the Registrar of Companies in England and Wales for re-registration as a public limited company with the name Gyroscope Therapeutics Holdings plc. See the section titled “Corporate Reorganization” in the prospectus which forms a part of this registration statement. The term Gyroscope Therapeutics Holdings plc in the prospectus which forms a part of this registration statement refers to Gyroscope Therapeutics Holdings Limited.

EXPLANATORY NOTE

The purpose of this Amendment No. 1 to Form F-1 Registration Statement (No. 333-255319) (the “Registration Statement”) is to file certain exhibits and to reflect such filings in the Exhibit Index. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, and the exhibits filed herewith. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Subject to the UK Companies Act 2006, members of the registrant’s board of directors and its officers (excluding auditors) have the benefit of the following indemnification provisions in the registrant’s articles of association:

Current and former members of the registrant’s board of directors or officers shall be reimbursed for:

(i)

all costs, charges, losses, expenses and liabilities sustained or incurred in relation to his or her actual or purported execution of his or her duties in relation to the registrant, including any liability incurred in defending any criminal or civil proceedings; and

(ii)

expenses incurred or to be incurred in defending any criminal or civil proceedings, in an investigation by a regulatory authority or against a proposed action to be taken by a regulatory authority, or in connection with any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company, or collectively the Statutes, arising in relation to the registrant or an associated company, by virtue of the actual or purposed execution of the duties of his or her office or the exercise of his or her powers.

In the case of current or former members of the registrant’s board of directors, there shall be no entitlement to reimbursement as referred to above for (i) any liability incurred to the registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the registrant’s board of directors is convicted, (iv) the defense of any civil proceeding brought by the registrant or an associated company in which judgment is given against the director, and (v) any application for relief under the Statutes in which the court refuses to grant relief to the director.

In addition, members of the registrant’s board of directors and its officers who have received payment from the registrant under these indemnification provisions must repay the amount they received in accordance with the Statutes or in any other circumstances that the registrant may prescribe or where the registrant has reserved the right to require repayment.

The underwriting agreement the registrant will enter into in connection with the offering of ordinary shares being registered hereby provides that the underwriters will indemnify, under certain conditions, the registrant’s board of directors and its officers against certain liabilities arising in connection with this offering.

Item 7.	Recent Sales of Unregistered Securities

Issuances of Share Capital

The following list sets forth information regarding all unregistered securities sold by us or Gyroscope Therapeutics Limited since January 1, 2018, through the date of the prospectus that forms a part of this registration statement. In December 2020, Gyroscope Therapeutics Holdings Limited was incorporated in England and Wales with nominal assets and liabilities for the purpose of consummating a corporate reorganization by which it acquired the outstanding share capital of Gyroscope Therapeutics Limited. Following the share exchange by which the outstanding shares of Gyroscope Therapeutics Limited were exchanged for the same number and class of newly issued ordinary shares of Gyroscope Therapeutics Holdings Limited, our separate classes of shares will be redesignated as ordinary shares with a nominal value of £0.005 per share. All share and per share information presented in this “Issuances of Share Capital” section do not reflect our planned corporate reorganization.

Set forth below is information regarding all securities issued by Gyroscope Therapeutics Limited without registration under the Securities Act since February 1, 2018.

On March 21, 2018, Gyroscope Therapeutics Limited issued:

•	3,187,500 series A preferred shares to Syncona Portfolio Limited for aggregate consideration of £3,187,500.

•	212,500 series A preferred shares to The Chancellor, Masters and Scholars of the University of Cambridge for aggregate consideration of £212,500.

On November 12, 2018, Gyroscope Therapeutics Limited issued:

•	4,000,000 series A preferred shares to Syncona Portfolio Limited for aggregate consideration of £4,000,000.

•	266,667 series A preferred shares to The Chancellor, Masters and Scholars of the University of Cambridge for aggregate consideration of £266,667.

On February 4, 2019, Gyroscope Therapeutics Limited issued:

•	13,875,000 series A preferred shares to Syncona Portfolio Limited for aggregate consideration of £13,875,000.

•	333,367 series A preferred shares to Cambridge Innovation Capital (Jersey) Limited for aggregate consideration of £333,367.

On June 14, 2019, Gyroscope Therapeutics Limited issued:

•	5,100,000 series A preferred shares to Syncona Portfolio Limited for aggregate consideration of £5,100,000.

•	339,966 series A preferred shares to Cambridge Innovation Capital (Jersey) Limited for aggregate consideration of £339,966.

On August 30, 2019, Gyroscope Therapeutics Limited issued:

•	15,714,286 series B preferred shares to Syncona Portfolio Limited for aggregate consideration of £22,000,000.

•	773,929 series B preferred shares to Cambridge Innovation Capital (Jersey) Limited for aggregate consideration of £1,083,501.

On February 28, 2020, Gyroscope Therapeutics Limited issued:

•	12,142,857 series B preferred shares to Syncona Portfolio Limited for aggregate consideration of £17,000,000.

•	598,035 series B preferred shares to Cambridge Innovation Capital (Jersey) Limited for aggregate consideration of £837,249.

On September 20, 2020, Gyroscope Therapeutics Limited issued:

•	6,428,571 series B preferred shares to Syncona Portfolio Limited for aggregate consideration of £8,999,999.40.

•	316,607 series B preferred shares to Cambridge Innovation Capital (Jersey) Limited for aggregate consideration of £443,249.80.

On March 29, 2021, Gyroscope Therapeutics Limited issued:

•	2,315,217 series C preferred shares to Syncona Portfolio Limited for aggregate consideration of $5,324,999.10.

•	18,600,542 series C preferred shares to Syncona Portfolio Limited upon conversion of $37.0 million outstanding aggregate convertible loan notes issued to Syncona Portfolio Limited.

•

1,508,151 series C preferred shares to Cambridge Innovation Capital (Jersey) Limited upon conversion of $3.0 million outstanding aggregate convertible loan notes issued to Cambridge Innovation Capital (Jersey) Limited.

•	an aggregate of 44,641,304 series C preferred shares to 14 other accredited investors for aggregate consideration of $102,674,999.20.

Share Grants

Since January 1, 2018 through the date of the prospectus that forms a part of this registration statement, we and Gyroscope Therapeutics Limited have granted shares to employees, directors, consultants and service providers covering an aggregate of 6,283,735 ordinary shares with a nominal value of £0.00001 per share.

Since January 1, 2018 through the date of the prospectus that forms a part of this registration statement, we and Gyroscope Therapeutics Limited have granted 20,200,978 options to purchase ordinary shares to employees, directors, consultants and service providers, of which 157,461 were subsequently cancelled, having exercise prices of either $0.38, $0.91, $1.68 or $2.30 per share, in connection with services provided to us by such parties.

We believe that each of such issuances was exempt from registration under the Securities Act in reliance on (i) Section 4(a)(2) of the Securities Act or Rule 506 promulgated thereunder as transactions by an issuer not involving a public offering, (ii) under Rule 701 promulgated under the Securities Act in that transactions were under compensatory benefit plans and contracts relating to compensation or (iii) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was either an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act or was our employee, director or consultant and received the securities under our equity incentive plans. None of these transactions involved any underwriters, underwriting discounts or commissions or any public offering. All recipients had adequate access, through their relationships with us to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 8.	Exhibits

(a)    The following documents are filed as part of this registration statement:

1.1	Form of Underwriting Agreement.*

3.1	Form of Articles of Association of Gyroscope Therapeutics Holdings plc.

3.2	Form of Articles of Association of Gyroscope Therapeutics Holdings Limited.

4.1	Form of Deposit Agreement.*

4.2	Form of American Depositary Receipt (included in Exhibit 4.1).*

5.1	Opinion of Davis Polk & Wardwell London LLP.**

10.1	Amended and Restated Exclusive Patent Licence Agreement, dated as of March 26, 2021, by and between Gyroscope Therapeutics Limited and Syncona IP Holdco Limited.**#

10.2	License Agreement, dated as of May 12, 2016, by and between Gyroscope Therapeutics Limited and Cambridge Enterprise Limited.**#

10.3	Asset Purchase Agreement, dated as of March 29, 2018, by and between Orbit Biomedical Limited and Janssen Biotech, Inc.**#

10.4	Gyroscope Therapeutics Limited Share Option Plan.**+

10.5	Gyroscope Therapeutics Limited Series C Share Option Plan.**+

10.6	Form of Gyroscope Therapeutics Holdings plc 2021 Equity Incentive Plan.+

10.7	Form of Gyroscope Therapeutics Holdings plc 2021 Employee Share Purchase Plan.+

10.8	Form of Deed of Indemnity between the registrant and each of its directors.

10.9	Form of Deed of Indemnity between the registrant and each of its members of senior management.

10.10	Registration Rights Agreement between the registrant and the shareholders listed therein.*

16.1	Letter from Grant Thornton UK LLP to the Securities and Exchange Commission.**

21.1	List of subsidiaries.**

23.1	Consent of Deloitte LLP - Gyroscope Therapeutics Holdings Limited.**

23.2	Consent of Deloitte LLP - Gyroscope Therapeutics Limited.**

23.3	Consent of Davis Polk & Wardwell London LLP (included in Exhibit 5.1).**

24.1	Powers of attorney (included on signature page to the registration statement).**

99.1	Request for Waiver from Requirements of Form 20-F, Item 8.A.4, dated February 19, 2021.**

*	To be filed by amendment.
**	Previously filed.
+	Indicates management contract or compensatory plan.
#	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

(b)    Financial Statement Schedules

None.

Item 9.	Undertakings

(a)    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)    The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on April 27, 2021.

Gyroscope Therapeutics Holdings Limited

By:	/s/ Khurem Farooq
Name: Khurem Farooq
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons on April 27, 2021 in the capacities indicated:

Name	Title

/s/ Khurem Farooq	Chief Executive Officer and Director (principal executive officer)
Khurem Farooq

*	Chief Financial Officer (principal financial officer and principal accounting officer)
Jessica Stitt

*	Chairman of the Board of Directors
Chris Hollowood, Ph.D.

*	Director
Sean Bohen, M.D., Ph.D.

*	Director
Ian Clark

*	Director
Jennifer Cook

*	Director
David Fellows

*	Director
Renée Galá

*	Director
Wouter Joustra

*	Director
Maha Katabi, Ph.D.

*By:	/s/ Khurem Farooq
Name:	Khurem Farooq
Title:	Attorney-in-Fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Gyroscope Therapeutics Holdings Limited has signed this Amendment No. 1 to the registration statement on April 27, 2021.

GYROSCOPE USA, INC.

By:	/s/ Jessica Stitt
Name: Jessica Stitt
Title: Chief Financial Officer